EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2010

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2010, Utah Medical Products, Inc. (Nasdaq:UTMD) achieved revenues and net cash provided by operations virtually the same as in 1Q 2009.  Profitability, however, was lower due to two factors: 1) transition expenses associated with beginning the process of consolidating its Oregon injection molding operations into its Utah molding operations, and 2) a disproportionate amount of shipments during the quarter to China.  Profit margins for 1Q 2010 compared to the prior quarter (4Q 2009) and same quarter in the prior year (1Q 2009) follow:

	1Q 2010 (JAN – MAR)	4Q 2009 (OCT – DEC)	1Q 2009 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	51.6%	53.2%	54.3%
Operating Profit Margin (operating profits/ sales):	35.6%	36.6%	38.1%
Net Profit Margin (profit after taxes/ sales):	23.7%	23.8%	24.7%

Changes in income statement results compared to the same time period in the prior calendar year were as follows:

Sales:	N/C
Gross Profit:	(5%)
Operating Income:	(7%)
Net Income:	(4%)
Earnings Per Share:	(5%)

Sales.  Comparing 1Q 2010 to 1Q 2009 global sales in product categories, blood pressure monitoring device/ components (BPM) sales were up 8%, neonatal device sales were up 2%, gynecology/ electrosurgery device sales were down 1% and obstetrics device sales were down 9%.

International sales were up 14% and domestic sales were down 6%.  Sales of BPM devices by UTMD’s Ireland subsidiary to UTMD’s distributor in China were $226,000 higher in 1Q 2010 than in 1Q 2009.  As a result, UTMD Ireland shipments were up 25%, allowing it to reduce inventories that had been accumulated during slack demand periods in 2009.

Compared to 1Q 2009, domestic direct sales of finished devices to U.S. end-users were 6% lower in 1Q 2010, as hospital utilization rates of specialty devices seem to have declined. Domestic direct sales of obstetric devices, the product category most affected by restrictive GPO agreements, declined $185,000.  Domestic direct sales of Gesco neonatal devices decreased $25,000.  Domestic direct electrosurgery/gynecology device sales decreased $38,000.  Domestic sales of OEM components to other companies were down 4%.  Since OEM customers tend to purchase three to six months of inventory at a time, the decline appears to be an oscillation in order pattern rather than a change in demand.

Gross Profit.  Despite revenue about the same as in 1Q 2009, UTMD’s gross profit margin (GPM), gross profits divided by sales, was 2.7 percentage points lower.  Previously, UTMD announced it would consolidate its Oregon subsidiary into Utah in early 2010.  About 25% of the difference in GPM was due to relocation costs of equipment, and employing extra people during the training process of moving the operations to Utah.  UTMD expects to conclude the transition costs of relocation by the end of 2Q 2010, with a similar dilutive impact on 2Q 2010 GPM, before gaining a GPM benefit in the second half of 2010.

The other 75% of the difference in gross profits was due to the unfavorable distribution mix which resulted from an increase in international sales and a decrease in domestic sales.

Operating Income.  UTMD’s operating profit margin (OPM), operating income divided by sales, declined by 2.5 percentage points, as a result of about the same percent decline in GPM.  Operating expenses, comprised of G&A, S&M and R&D expenses, were $1,034,000 in 1Q 2010 (16.1% of sales), slightly lower than the $1,041,000 in 1Q 2009 (16.2% of sales).  R&D expenses were slightly higher, S&M expenses were slightly lower and G&A expenses were about the same.

Net Income. UTMD’s net profit margin, net income divided by sales, declined by 1.0 percentage points. The decline was less than the decline in GPM because of a lower income tax provision, 33.8% of earnings before taxes in 1Q 2010 compared to 35.5% in 1Q 2009.  The lower tax rate was due primarily to a higher portion of income generated in Ireland taxed at a much lower rate, and the benefit of a higher manufacturing profit deduction in the U.S.

Earnings per share.  EPS declined in the same proportion as gross profits. Diluted shares used to calculate EPS increased from 3,618,937 in 1Q 2009 to 3,644,795 in 1Q 2010, as a result of employee option exercises and a higher average market price. The Company did not repurchase any of its shares in 1Q 2010. Although profitability slipped in 1Q 2010, UTMD continues to target EPS about the same as in 2009 at $1.72.

UTMD’s March 31, 2010 balance sheet gained more strength. Key changes in the Company’s financial strength (balance sheet accounts) compared to one year earlier were as follows:

[Million $$]
Cash & Investments:	+3.7
Receivables & Inventory:	(0.5)
Total Assets:	+3.2
Total Current Liabilities:	(0.2)
Ireland Note Payable:	(0.2)
Shareholders’ Equity:	+3.4

Cash and investment balances, which increased as a result of profits from operations, also funded $3.4 million in dividends to shareholders over the course of a year. The principal balance on the note in Ireland, UTMD’s only debt, is now down to $1.5 million. 1Q 2010 new capital expenditures exceeded depreciation by $69,000, as UTMD is taking advantage of the opportunity to expand its facility in Utah at a favorable time for building costs.  The future depreciation expense associated with the expansion will be substantially less than the prior rental cost of the Oregon facility.

Financial ratios follow:
1)  Current Ratio (including the current portion of Ireland loan) = 8.8
2)  Days in Receivables (based on 1Q sales activity) = 41
3) Average Inventory Turns (based on 1Q CGS) = 3.7
4) Year-to-Date ROE = 16%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 26,800 in 1Q 2010 compared to 12,500 in 1Q 2009.  The actual number of outstanding shares at the end of 1Q 2010 was 3,631,500 which included 1Q employee option exercises of 21,600 shares and no share repurchases.  The total number of outstanding unexercised options at March 31, 2010 was about 226,100 shares at an average exercise price of $24.50/ share, including shares awarded but not vested. This compares to 257,600 option shares outstanding at the end of 1Q 2009.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the healthcare marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2010 will be filed with the SEC by May 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):
	1Q 2010	1Q 2009	Percent Change
Net Sales	$6,436	$6,445	(0.1%)
Gross Profit	3,323	3,500	(5.1%)
Operating Income	2,289	2,459	(6.9%)
Income Before Tax	2,308	2,468	(6.5%)
Net Income	1,527	1,592	(4.1%)
Earnings Per Share	$0.419	$0.440	(4.8%)
Shares Outstanding (diluted)	3,645	3,619

BALANCE SHEET
(in thousands)	(unaudited) MAR 31, 2010	(audited) DEC 31, 2009	(unaudited) MAR 31, 2009
Assets
Cash & Investments	$21,784	$19,255	$18,060
Accounts & Other Receivables, Net	3,019	3,157	3,200
Inventories	3,370	3,407	3,703
Other Current Assets	487	414	600
Total Current Assets	28,660	26,233	25,564
Property & Equipment, Net	7,904	8,133	7,811
Intangible Assets, Net	7,377	7,388	7,409
Total Assets	$43,942	$41,754	$40,783

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$3,008	$1,497	$3,235
Current Portion of Note Payable	256	264	242
Total Current Liabilities	3,264	1,761	3,478
Note Payable (excluding current portion)	1,278	1,403	1,509
Deferred Income Taxes	592	609	405
Stockholders’ Equity	38,808	37,981	35,392
Total Liabilities & Shareholders’ Equity	$43,942	$41,754	$40,783